Cordovano and Honeck, LLP *Certified Public Accountants*

88 Inverness Circle East
Building M
Englewood, Colorado 801
(303) 329-0220 Phone
(303) 316-7493 Fax

Consent of Independent Registered Public Accounting Firm

The Board of Directors
China Marine Food Group Limited:

We consent to the reference to our firm under the caption "Experts" and to the use of our reports on the consolidated financial statements of China Marine Food Group Limited and Subsidiaries dated March 28, 2008, in the Registration Statement on Amendment No. 4 to Form S-1 and related Prospectus of China Marine Food Group Limited for the registration of shares of its common stock.

Cordovano and Honeck LLP

Cordovano and Honeck LLP

Englewood, Colorado USA
April 23, 2008